EXHIBIT 10.3

CONFIDENTIAL

DIGITAL TRANSMISSION SERVICE AGREEMENT

25 July2015

Ref.: CI-AircornPacific201505140001

I.  EXECUTION PAGE

PARTIES TO THIS AGREEMENT:
AsiaSat	Asia Satellite Telecommunications Company Limited
(Chinese Name: )
Registered Address	12/F, Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong
Notice Address	Same as above
Telephone	(852) 2500 0888
Fax	(852) 2500 0895
Customer	Aircom Pacific, Inc.
Registered Address	91 Gregory Lane, Suite 5, Pleasant Hill, CA 94523, USA
Notice Address	44043 Fremont Blvd, Fremont, CA 94538, USA
Telephone	+1 (408) 502 6891
Fax	+1 (408) 502 6892

By executing this Digital Transmission Service Agreement (the "Agreement"), AsiaSat and the Customer (collectively referred to as the "Parties" and individually as the "Party", and including their respective successors and assigns pursuant to the terms of the Agreement) agree that the Digital Transmission Capacity (as described in the Particulars) provided to the Customer by AsiaSat for the Permitted Service (as described in the Particulars) shall be subject to the terms and conditions of this Agreement, which comprises of:

I.   The Execution Page

II.  The Particulars ill. Special Conditions

III. The General Terms and Conditions

IV. Schedule 1 - The Service

V.   Annexes

For and on behalf of Asia Satellite Telecommunications Company Limited	For and on behalf of Aircom Pacific, Inc.

/s/ William Wade	/s/ Jan-Yung Lin
Name : William Wade	Name: Jan-Yung Lin
Title: President and Chief Executive Officer	Title: CEO

Signed in the presence of:	Signed in the presence of:

/s/	/s/
Name of witness:	Name of witness:
Title:	Title:

IMPORTANT

The information contained herein is proprietary to Asia Satellite Telecommunications Company Limited ("AsiaSat") and is provided on a ' Strictly Confidential' basis. The circulation of this information should also be restricted within your own company on a strictly ' need to know' basis and should not be disclosed to any third party or reproduced in any manner without AsiaSat' s prior written approval.

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II. PARTICULARS

Satellites :

(1)  AsiaSat 7 which is more particularly described in Annex 3 (Annex A7/3) for Ku-Band and Annex 7 (Annex 7/7) for Ka-Band

(2) AsiaSat 8 which is more particularly described in Annex 3 (Annex A8/3) for Ku-Band and Annex 7 (Annex 8/7) for Ka-Band

Digital Transmission	Type:	Ku-Band and Ka-Band
Capacity:
Capacity:
	(1) AsiaSat 7 :	54MHz (Ku-Band in East Asia Beam)
	(2) AsiaSat 7 :	72MHz (Ka-Band in China Beam)
	(3) AsiaSat 8 :	54MHz (Ku-Band in South East Asia Beam)
	(4) AsiaSat 8 :	72MHz (Ka-Band in China Beam)
each as more particularly described in the relevant Annex 5
Transponder Protection :	Non-preemptible (see Clause 2.2 of the General Terms and Conditions and subject to Special Condition B below)
Service:

(1)   In respect of AsiaSat 7, the Service shall comprise the provision of the Digital Transmission Capacity on AsiaSat 7 as well as the digital retransmission services described in Schedule 1

(2) In respect of AsiaSat 8, the Service shall comprise the provision of the Digital Transmission Capacity on AsiaSat 8 (only) and shall not include any digital retransmission service or uplink/downlink facility

Commencement Date :	31 December 2015
Service Period :	Three (3) years starting on the Commencement Date
Permitted Service :	Telecommunication services, including for internet service

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Deposit:

The Customer shall pay AsiaSat the Deposit amount of US$775,000 in two (2) instalments:

(i)  US$387,500 within fifteen (15) days after the date of this Agreement

(ii)  US$387,500 on or before the Commencement Date

Service Fees :

The Customer shall pay AsiaSat the following Service Fees for the use of the Digital Transmission Capacity during the Service Period:-

From 31 Dec 2015 To 30 Dec 2018 US$ 3,100,000 per annum and the Equipment Hosting Service Fees in accordance with Special Condition D below.

The digital retransmission services described in Schedule 1 in respect of AsiaSat 7 are provided free of charge to the Customer.

Billing Information and Payment Terms :

(a)  The Customer shall pay the Service Fees quarterly in advance by four (4) instalments per year, with the first instalment falling due on or before the Commencement Date and subsequent payments falling due on the corresponding day to the first instalment due date in each successive quarter (or if such date is not a Business Day, the first succeeding Business Day thereafter).

(b) AsiaSat shall deliver invoice(s) and direct all its enquiries in relation to payment under this Agreement to the following billing contact of the Customer with details set out below:

Customer's Billing Contact: John Yang Title: VP, Engineering

Address: 44043 Fremont Blvd, Fremont CA 94538, USA

Telephone: +1 (408) 502 6891

Cell phone: +1 (510) 396 9168

Facsimile: +1 (408) 502 6892

Email: jsyang@aircom4u.com

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Contact Details of the Parties :

Any notice required or to be provided under this Agreement shall be provided according to Clause 16.1 of the General Terms and Conditions and marked to the attention of the President and Chief Executive Officer in the case of AsiaSat and the Chairman in the case of the Customer.

For operational and emergency matters or enquiries, the Parties' 24-hour contact details are as follows:

AsiaSat: Customer Network Centre (Primary contact)

Address : 15 Dai Kwai Street, Tai Po Industrial Estate Tai Po, New Territories, Hong Kong

Tel : (852) 2600 9295

Fax: (852) 2504 3871

Email : cnc@asiasat.com

AsiaSat: Customer Network Centre Manager(Contact for backup or escalation purposes)

Address : 15 Dai Kwai Street, Tai Po Industrial Estate Tai Po, New Territories, Hong Kong

Tel : (852) 2600 9255

Email : cncmanager@asiasat.com

Customer: John Yang (Primary contact)

Address: 44043 Fremont Blvd, Fremont CA 94538, USA Tel : + 1 (408) 502 6891

Cell: +1 (510) 396 9168

Fax: + 1 (408) 502 6892

Email : jsyang@aircom4u.com

Customer: Jan-Yung Lin (Contact for backup or escalation purposes)

Address : 44043 Fremont Blvd, Fremont CA 94538, USA Tel: +1 (408) 502 6891

Cell : + 1 (617) 840 2541

Fax : +1 (408) 502 6892

Email : Tiin@aircom4u.com

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III. SPECIAL CONDITIONS

The following terms and conditions shall take precedence over the General Terms and Conditions :

A. TERMS AND CONDITIONS FOR EACH SATELLITE

The General Terms and Conditions of this Agreement shall apply separately to, and shall be construed independently for, each of the two (2) Satellites, except for:

(i) Clause 4 and Clause l 1.4(a)(i) of the General Terms and Conditions, in relation to the Service Fees which apply to both Satellites collectively;

(ii) any termination of this Agreement pursuant to the General Terms and Conditions that is triggered in connection with either of the Satellites, which shall apply to terminate the whole Agreement in respect of both Satellites, unless otherwise agreed by the Parties in writing.

B.  NO REDUNDANT UNITS AND NO PROTECTION FOR KA-BAND DIGITALTRANSMISSION CAPACITY AND SERVICE

There are no Redundant Units and no protection available for the Ka-Band Digital Transmission Capacity on the Satellites. Therefore AsiaSat shall not provide protection for, and Clauses 6, 7.1 and 7.2 of the General Terms and Conditions are inapplicable in respect of, the Ka-Band Digital Transmission Capacity and the Service in connection therewith. In the event of any failure of the Ka-Band Digital Transmission Capacity and/or the Service in connection therewith, there shall be no refund or other compension to the Customer (including, without limitation and for the avoidance of doubt, under Clause 6 of the General Terms and Conditions).

C.  REFUNDABLE INTERRUPTION OF KU-BAND DIGITAL TRANSMISSION CAPACITY

In the event of any refundable Interruptions in accordance with Clause 6 of the General Terms and Conditions in respect of the Ku-Band Digital Transmission Capacity, the annual rate of the Service Fees to be used for calculation in accordance with Clause 6.4 of the General Terms and Conditions shall be US$3,100,000 to be prorated according to the proportion of the affected carrier(s)' bandwidth to the total Ku-Band Digital Transmission Capacity of 108MHz.

D.  EQUIPMENT HOSTING SERVICE

In connection with the Service in respect of AsiaSat 7, AsiaSat shall provide equipment hosting service to the Customer during the Service Period in accordance with the following:

(i)  The Customer shall provide all equipment to be hosted (the "Customer Equipment") and shall be responsible for all installation and testing of the same as well as all functionality, operation, control, maintenance, repair and upgrade of the Customer Equipment.

(ii)  AsiaSat shall provide (a) space in AsiaSat's Tai Po Earth Station to host the Customer Equipment on 2 racks supplied by the Customer with 42 units per rack and maximum lOOW electricity power consumption per unit, and (b) eye-and-ear support (including power on/off) to the Customer Equipment (both items (a) and (b) collectively referred to as the "Equipment Hosting Service").

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(iii)  In respect of the Equipment Hosting Service, the Customer shall pay AsiaSat additional Service Fees in the amount of US$ 30,000 per annum (the "Equipment Hosting Service Fees").

(iv)  If additional rack space or operational support by AsiaSat is required by the Customer, the terms shall be subject to written agreement by the Parties on a case-by-case basis. Any additional rack space, if available, shall be charged at US$ 30,000 per annum per rack.

(v)  AsiaSat shall not be responsible or liable for (a) any Customer Equipment failure, mal- functioning or damage, or any consequence(s) arising therefrom, unless directly caused by AsiaSat' s material wrongful act or (b) any insurance in relation to the Customer Equipment.

(vi)  At the end of the Service Period or upon the termination of this Agreement, the Customer shall remove the Customer Equipment from AsiaSat's Tai Po Earth Station within seven (7) days, otherwise AsiaSat may so carry out the removal and any expenses in connection therewith shall be paid by the Customer. Notwithstanding any other provisions herein, the Customer shall pay the Equipment Hosting Service Fees to AsiaSat for as long as the Customer Equipment remains at AsiaSat's Tai Po Earth Station.

E.  LICENCES FOR THE PERMITTED SERVICE

For the avoidance of doubt, the Customer is solely responsible for obtaining and maintaining in full force and effect throughout the Service Period all licences, permits, consents and authorisations from all governmental and other authorities necessary for the Permitted Service in all jurisdictions and for the Customer's performance of this Agreement.

F.  TEST PERIOD

After this Agreement is signed by both Parties and the Customer has paid the first instalment of the Deposit to AsiaSat, the Customer may use the Service for testing purposes for two periods which do not exceed thirty (30) days in aggregate, which are no more than seven (7) days apart and which end no later than 15 October 2015 (the two periods collectively referred to as the "Test Period")in accordance with the following:

(i)  The Customer shall pay AsiaSat a one-time set up fee of US$ 3,000.

(ii)  After this Agreement is signed, if the Customer requires AsiaSat to host any equipment provided by the Customer at AsiaSat's Tai Po Earth Station prior to the Commencement Date, the Customer shall pay AsiaSat the equipment hosting charge of US$I00 per month per unit (based on 42 units per rack). Any equipment hosting for a partial month shall be rounded up to one (1) month. Paragraphs (i) and (v) of Special Condition D above shall apply to any equipment hosting under this Special Condition F.

(iii) The Customer shall provide AsiaSat with at least seven (7) days' advance written notice of the required start date(s) of the Test Period and/or any equipment installation. The Customer shall only commence transmission and/or equipment installation after receiving AsiaSat's written confirmation, which shall not be unreasonably withheld.

(iv) Subject to paragraph (vi) below of this Special Condition F, any testing required by the Customer that is more than the two (2) periods aggregating up to thirty (30) days in accordance with the first paragraph of this Special Condition F shall be charged at US$8,612 per day and the Customer shall pay AsiaSat and obtain AsiaSat's written confirmation before the start of such additional usage.

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(v)  During the Test Period, the terms and conditions of this Agreement shall apply save that there shall be no refund for any Interruptions and no provision of spare digital transmission capacity or any Redundant Units or other redundancy.

(vi)  In the event of any Interruption caused by failure of the Digital Transmission Capacity extending more than forty-eight (48) hours during the Test Period, then the Test Period shall be extended for the same amount of time of such Interruption without extra charge to the Customer payable under paragraph (iv) above.

(vii) If the results of the transmission tests in accordance with this Special Condition F show that the performance of the Service falls short of AsiaSat's technical parameters set out in Annex 3 or Annex 7 attached to this Agreement, with written evidence to the reasonable satisfaction of AsiaSat, the Customer shall have the option to terminate this Agreement forthwith in whole subject to and in accordance with the following:

(a)  The Customer shall provide AsiaSat with the test results and written evidence on or before 1 October 2015 and AsiaSat shall review and discuss the same with the Customer and confirm in writing to the Customer on or before 15 October 2015 whether or not such evidence is to the reasonable satisfaction of AsiaSat; and if it is, the Customer may exercise the termination option under this paragraph (vii) by written notice to AsiaSat on or before 15 October 2015, in respect of which time shall be of the essence and after which such termination option shall immediately lapse;

(b)  If the Customer exercises this termination option, the Customer shall pay AsiaSat the Service Fees of US$ 258,334 for the Test Period and US$8,612 per day for any additional testing pursuant to paragraph (iv) above in this Special Condition F, in addition to US$3,000 one-time set up fee in accordance with paragraph (i) above and the equipment hosting charge in paragraph (ii) above in this Special Condition F.

(c)  The Customer shall remove the Customer Equipment from AsiaSat's Tai Po Earth Station within seven (7) days after the date of its termination notice in accordance with paragraph (vi) of Special Condition D above.

G.  NOTICE OF INTERRUPTION

Clause 6.2 in General Terms and Conditions is deleted entirely and replaced by following:

"The length of any Interruption shall be measured from the time and date AsiaSat is aware of the Interruption or is notified (such notice to be sent by facsimile to (852) 2504 3871 or by email to cnc@asiasat.com, or by telephone to (852) 2600 9294 with confirmation by facsimile to (852) 2504 3871 or by email to cnc@asiasat.com within four (4) hours of the telephone call) of the Interruption by the Customer up to such time and date as AsiaSat determines to be when the Interruption has ended."

H.  EXCLUSION FROM FORCE MAJEURE EVENTS

In respect of Clause 6.3(a) of the General Terms and Conditions, Force Majeure events shall not include any hardware failure of AsiaSat's equipment (regardless of the causes(s) of such failure) causing shutdown of the Digital Transmission Capacity or of the digital retransmission services set out in Schedule 1.

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I.  CLAUSE 7 OF THE GENERAL TERMS AND CONDITIONS

(i)  For the purpose of Clause 7.3(a) and (b) of the General Terms and Conditions, the Customer shall be considered as suffering damage if there is noticeable and measureable degradation to the Customer's telecommunications services caused by the failure of the Digital Transmission Capacity or the Substitute Digital Transmission Capacity to meet the minimum performance parameters as set forth in Annex 3 or Annex 7.

(ii)  Clause 7.5(a) of the General Terms and Conditions is inapplicable for this Agreement.

J.  ASSIGNMENT AND DELEGATION

Clause 8.1 in General Terms and Conditions is deleted entirely and replaced by following:

"The Customer may not assign or sub-utilise any or all of its rights or delegate any or all of its obligations hereunder. In the event that the Customer undergoes any corporate restructuring or merger, the Customer may request for an assignment as a result of such restructuring or merger. AsiaSat shall not unreasonably withhold consent for such assignment but may impose conditions including for example that the Customer shall remain responsible for the performance of the Agreement notwithstanding such assignment."

K. CLAUSE 11.5 OF THE GENERAL TERMS AND CONDITIONS

Clause 11.5 in General Terms and Conditions is deleted entirely and replaced by following:

"In the event of any termination of this Agreement pursuant to Clause 11.4, the Customer shall pay to AsiaSat the Default Payment due, and AsiaSat shall use all commercially reasonable efforts to re-market the Digital Transmission Capacity, but shall have no obligation to do so in priority to other capacity on AsiaSat's satellites or for fees lower than that payable by the Customer (unless the Customer pays for the difference). In the event that the Customer has paid to AsiaSat the Default Payment due and that AsiaSat subsequently receives any fees under an agreement to provide service to a new customer via the Digital Transmission Capacity before the end of the Service Period, AsiaSat shall remit to the Customer as a refund of the Default Payment any such fees (other than refundable amounts, including but not limited to deposits) it receives before the end of the Service Period, less all reasonable expenses and costs incurred by AsiaSat in obtaining agreement with such new customer, and in any case not exceeding the amount of the Default Payment paid by the Customer for the relevant Service."

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ASIASAT 7 AND ASAISAT 8

DIGITAL TRANSMISSION SERVICE AGREEMENT

GENERAL TERMS & CONDITIONS

IMPORTANT

The information contained herein is proprietary to Asia Satellite Telecommunications Company Limited ("AsiaSat") and is provided on a ' Strictly Confidential' basis. The circulation of this information should also be restricted within your own company on a strictly 'need to know' basis and should not be disclosed to any third party or reproduced in any manner without AsiaSat' s prior written approval.

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IV. GENERAL TERMS AND CONDITIONS

1.  DEFINITION

1.1   In this Agreement, further to the terminology and definitions used in the Execution Page, the Particulars and any Special Conditions above, and unless already elsewhere defined or the context otherwise requires:-

"Annex" means collectively the annexes as more particularly described in greater detail in the Annexes attached hereto and "Annex" means any one of them;

"Applicable Laws" means those laws, regulations, orders and, if they have the force or effect of law, policies and guidelines of any international body, country, region or state within the Footprint or having jurisdiction over AsiaSat or the Satellite with which AsiaSat is legally obliged to comply;

"Business Day" means a day on which principal commercial banks where the Parties are situated are open for business;

"Default Notice" means a written notice from AsiaSat to the Customer requiring the remedy of any default mentioned in Clause 11.4;

"Default Payment" has the meaning given in Clause 11.4;

"Footprint" means the area of coverage of the Satellite as shown in Annex 3 or Annex 7 or if the context so requires, the area of coverage of the Digital Transmission Capacity;

"Hong Kong" means the Hong Kong Special Administrative Region of the People' s Republic of China;

"Interruption" means a complete shutdown of  service on the affected carrier(s) on the Digital Transmission Capacity;

"ITU" means the International Telecommunication Union and includes any successor organization;

"Maintenance Window Period" means a temporary and specified period of Interruption scheduled by AsiaSat that is mutually agreed between the Parties for the maintenance and improvement of the Customer's use of the Service;

"migrate" means to transfer the Customer's transmissionsand traffic and use of the Service to an alternative transponder or digital transmission capacity on the Satellite or another satellite, as the case maybe;

"Redundant Units" means spare or redundant equipment on the Satellite available for use in the event of an operational failure of a transponder on the Satellite;

"Service Fees" means the fee payable by the Customer, for the use of the Service and other services provided by AsiaSat pursuant to this Agreement;

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"Substitute Digital Transmission Capacity" means a different digital transmission capacity on the Satellite other than the Digital Transmission Capacity previously allocated;

"Successfully Operating Capacity" means digital transmission capacity which is meeting or exceeding the minimum performance parameters described in Annex 3 or Annex 7;

"Third Party Rights" means the rights of any third party, including but not limited to copyright, other intellectual property rights and confidentiality rights enjoyed by third parties; and

"US Dollars" and the symbols "USD", "US$" and "$" mean the lawful currency of the United States of America for the time being.

1.2  In this Agreement, references to Clauses, Appendix, Annex and Schedule shall, unless otherwise specified, mean the clauses of these General Terms and Conditions and the appendix, annex and schedule to, this Agreement. Any word denoting the singular number only shall include the plural number also and vice versa. Any word denoting a person shall include the entity of a corporation, company, association, partnership, or a similar entity or body corporate or unincorporated. The clause headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.  SERVICE

2.1  (a) AsiaSat hereby agrees to providethe Service for the Permitted Service to the Customer during the Service Period and the Customer hereby agrees to use the Service in accordance with the terms of this Agreement.

(b)  AsiaSat shall maintain telemetry, tracking and control in relation to the Satellite.

2.2  The Service shall be provided to the Customer on a non-pre-emptible basis, meaning that the Service will not be subject to deliberate interruption or cessation of availability by AsiaSat and will only be provided with the protection as set out in Clauses 7.1 and 7.2. Notwithstanding the foregoing, the Customer acknowledges that AsiaSat may preempt or interrupt the Customer's use of the Service if such action is required to protect the overall health and performance of the Satellite or if there is an anomaly or other emergency situations affecting the Service, the transponders on the Satellite, or the Satellite or during the Maintenance Window Period. AsiaSat shall give the Customer as much advance notice as is possible in the circumstances and, other than in emergency situations, AsiaSat shall advise the Customer the action it proposes to take under this Clause over a reasonable period prior to exercising its rights under this Clause.

2.3 The Customer is hereby granted the right to use the Service for the Permitted Service only. The Permitted Service provided by the Customer and the use of the Service shall not be in contravention of any international sanctions. The Customer shall not change the Permitted Service without first submitting a written report to AsiaSat on the proposed changes and without the prior written consent of AsiaSat, which consent AsiaSat shall not unreasonably withhold. The Customer shall conform to the parameters as set out in Annex 5 when using the Digital Transmission Capacity.

2.4 (a) The Customer will follow practices and procedures established by the ITU for frequency coordination and will not use the Digital Transmission Capacity in any manner that would harm the Digital Transmission Capacity or cause interference to any other transponder capacities on the Satellite, or any other satellites. The Customer shall configure, equip and operate its transmitting earth facilities to conform to the technical parameters of the Satellite, and to follow AsiaSat's procedures for transmission to the Satellite as set out in Annex 1 (as may be revised from time to time to conform with ITU regulations and recommendations). The Customer shall be responsible for the acts and omissions of any third parties that it retains for such transmission.

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(b)  The Customer shall prior to taking up use of the Digital Transmission Capacity provide

AsiaSat with the Customer's written transmission plans in sufficient details to enable AsiaSat to ensure that the Customer's use of the Digital Transmission Capacity does not or will not cause interference to other customers on the Satellite or other satellites nor adversely affect AsiaSat's ability to co-ordinate the Satellite with other satellite operators. Following receipt of such details, AsiaSat shall promptly notify the Customer in writing whether the transmission plans are acceptable to AsiaSat and, if not, shall notify the Customer in sufficient detail to enable the Customer to amend the transmission plans and submit such amendments until final acceptance by AsiaSat. Thereafter, the Customer shall not amend, modify or alter its transmission plans (which shall include a change of plans due to migration to Substitute Digital Transmission Capacity or digital transmission capacity on any Replacement Satellite) without AsiaSat's prior approval and AsiaSat shall respond with reasonable promptness to requests from the Customer to approve amended transmission plans.

2.5 (a)  The Digital Transmission Capacity allocated to the Customer shall be determined by AsiaSat in its sole discretion. AsiaSat shall have the right at any time, either prior to or during the Service Period, to reassign the Customer (i) to the Substitute Digital Transmission Capacity; PROVIDED that the performance specifications of such Substitute Digital Transmission Capacity are not materially and adversely different to the performance specifications of the Digital Transmission Capacity. Upon any such change in the Digital Transmission Capacity, all rights and obligations of the Parties hereunder shall apply in all respects to such Substitute Digital Transmission Capacity and shall be otherwise unaffected by such change in the Digital Transmission Capacity, and from the date the Customer has migrated to the Substitute Digital Transmission Capacity, all references in this Agreement to "Digital Transmission Capacity", "Schedule" and "Annexes" shall be deemed to be references to the Substitute Digital Transmission Capacity and the schedule and annexes in respect of such Substitute Digital Transmission Capacity.

(b)  AsiaSat shall give the Customer notice as soon as reasonably practicable in the circumstances of its intention to take action under paragraph (a) of this Clause 2.5 and use its reasonable endeavours to minimise the inconvenience to the Customer.

3. REPLACEMENT SATELLITE

3.1

(a) In the event that AsiaSat makes available a satellite prior to the end of the operational life of the Satellite and such satellite (the "Replacement Satellite"):

(i)  is intended by AsiaSat to replace the Satellite; and

(ii)  has substantially comparable footprint coverage, frequency ranges and power levels to those of the Satellite, then AsiaSat shall transfer the Customer's transmissions and traffic to the Replacement Satellite after the Replacement Satellite is operational and ready for migration.

(b)  In such event this Agreement shall continue for the balance of the Service Period remaining at the time of such migration, unless terminated earlier in accordance with the terms of this Agreement and shall apply to the Replacement Satellite as if the Replacement Satellite had been designated the original Satellite hereunder. AsiaSat shall give the Customer reasonable notice of the expected availability of any such Replacement Satellite to keep the Customer informed of the expected date of migration to the Replacement Satellite.

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3.2 The Customer shall be allocated capacity on the Replacement Satellite on the type of transponder (i.e. Ka-band or Ku-band transponder) referred to in the Particulars. AsiaSat shall use its reasonable endeavours to minimise the inconvenience to the Customer during such migration to the Replacement Satellite.

3.3 From the date of such migration by the Customer to the Replacement Satellite, all references to "Digital Transmission Capacity", "Service" and "Satellite" in this Agreement shall be deemed to be references to such newly allocated digital transmission capacity and the digital retransmission services on the Replacement Satellite and the definitions of such terms shall be deemed to be amended accordingly. In addition, the "Schedule" and "Annex" shall be replaced by the relevant schedule and annex in respect of the Replacement Satellite. The Customer hereby acknowledges and agrees that after it has completed such migration to the Replacement Satellite, AsiaSat may move the Satellite to such new orbital slot as AsiaSat in its sole discretion may choose at any time.

3.4 For the avoidance of doubt, there may only be one Replacement Satellite, for the Satellite.

3.5 Nothing in this Clause 3 shall impose an obligation on AsiaSat to make available a Replacement Satellite or designate any of its future satellites which are, or may be launched or acquired as a Replacement Satellite for the purposes of this Agreement. The Customer acknowledges and agrees that if no Replacement Satellite is provided, the Service Period and this Agreement shall expire at the end of the Service Period, unless terminated earlier in accordance with the terms herein.

3.6 If, after the launch of the Replacement Satellite and prior to the migration by the Customer to the Replacement Satellite, the digital transmission capacity that is allocated to the Customer on the Replacement Satellite does not meet the minimum performance parameters as set forth in the annex for the Replacement Satellite and AsiaSat is unable to provide protection for such digital transmission capacity on the Replacement Satellite in accordance with Clause 7 which would result in a material adverse difference in the performance of the Service, then:

(a)  Within fourteen (14) Business Days of receipt of notice from AsiaSat to this effect, the Customer may by notice in writing to AsiaSat request to continue this Agreement in respect of the Service on the Replacement Satellite at reduced Service Fees, such reduction in the Service Fees to be agreed between AsiaSat and the Customer within five (5) Business Days of receipt by AsiaSat of the Customer's notice of its request under this paragraph; provided that in the event that the Parties are unable to reach agreement as to such reduced Service Fees in the said five (5) Business Days, either of the Customer or AsiaSat may terminate this Agreement by written notice to the other Party.

(b)  In the event this Agreement is so continued at reduced Service Fees, the minimum performance parameters of the Service and the newly allocated Digital Transmission Capacity on the Replacement Satellite in the relevant Schedule and Annex shall be amended to the specifications at which such Service and Digital Transmission Capacity are then operating.

(c)  The Customer hereby acknowledges and co under claim, deduction or withholding, whether on account of Taxes (as defined below) imposed on the Customer or AsiaSat or otherwise howsoever. agrees that AsiaSat may move the Satellite to such new orbital slot as AsiaSat in its sole discretion may choose at any time after the date upon which the Replacement Satellite has commenced commercial operation as notified by AsiaSat.

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4. DEPOSIT AND SERVICE FEES

4.1

(a)  The Customer shall pay the Deposit to AsiaSat by the time period specified in the Particulars.

(b)  The Deposit shall be held as security for the payment obligations of the Customer. AsiaSat shall have the right to apply the Deposit towards making good any default of  the Customer, and the Customer shall pay to AsiaSat any such applied amount within seven (7) days to maintain the Deposit amount. Any unapplied amount shall be credited against the last instalment(s) of the Service Fees.

(c)  All payments made hereunder by the Customer shall be non-refundable unless otherwise provided for in this Agreement.

4.2

(a)  Payment of the Service Fees shall be made to such account of AsiaSat with such bank as AsiaSat may from time to time specify in writing and shall be received in such account not later than 11:00 a.m. (local time in the location of such bank account) on the  due date.

(b)  Each instalment of the Service Fees shall be paid in full in freely transferable funds for same day value without set off,  counterclaim, deduction or withholding, whether on account of Taxes (as defined below) imposed on the Customer or AsiaSat or otherwise howsoever.

4.3

(a)

(i)  The Customer shall indemnify AsiaSat and hold AsiaSat harmless against all Taxes which may be levied or imposed on AsiaSat by reason of the Digital Transmission Capacity and/or Service being provided by AsiaSat to the Customer, or the operations or business of the Customer or its customers, or upon any performance of the Parties' obligations under this Agreement; provided, however, the Customer shall have no responsibility for Taxes imposed upon AsiaSat by the Hong Kong government and any Taxes related to the provision of capacity or service by AsiaSat to its other customers.

(ii)  The Customer undertakes to pay on demand by AsiaSat any Taxes directly to the relevant government authority within such time as specified in the demand notice and give appropriate receipts to AsiaSat evidencing payment of such sums.

(iii)  In the event that any deduction or withholding is required to be made in respect of any Taxes in respect of any payment to AsiaSat hereunder, the Customer shall forthwith pay AsiaSat such additional sum as shall enable AsiaSat to receive in full the payment that would otherwise have been made to AsiaSat as specified in this Agreement. For the avoidance of doubt, if the amount of any Taxes, during the course of assessment or other proceedings, are in fact over and above the amount deducted or withheld by the Customer, the excess shall be borne and payable by Customer to AsiaSat or directly to the relevant government authority as may be determined by AsiaSat. The Customer shall provide AsiaSat with certificates, receipts and other proof of payment which AsiaSat may reasonably request that such deduction or withholding has been duly paid to the relevant authorities. It is agreed that on the basis of such receipts or other proof of payment towards any Taxes paid by the Customer, should AsiaSat receive any final tax refund in which any Taxes have been withheld and paid by the Customer, AsiaSat will repay to the Customer the refund to the extent it relates to any Taxes borne by the Customer.

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(b)  The Customer shall indemnify AsiaSat and hold AsiaSat harmless at all times against all liabilities, claims, costs, losses or expenses whatsoever incurred or suffered by AsiaSat in respect of any Taxes, including all reasonable professional fees and expenses incurred thereof to dispute, resist, appeal, compromise or respond to such Taxes, by payment of the appropriate amount to AsiaSat on its first demand.

(c)  The liability of the Customer as aforesaid shall continue notwithstanding the expiration or earlier termination of this Agreement, or its cancellation by any other means.

(d)  For the purpose of this Agreement, any reference to ''Taxes" in this Clause 4.3 specifically includes but is not limited to any Income Tax, Sales Tax, Goods and Services Tax, Service Tax, VAT, any other governmental levies, assessments, imposts, duties, interest, penalties, charges, fees or other such charges and any tax payable, whether by way of deduction of tax at source or by way of advance tax, self- assessment tax, tax payable or paid on assessment or tax payable or paid by AsiaSat in any other manner, and any other tax or levy whatsoever.

4.4

(a)  Any late payment by the Customer of any amount payable under this Agreement will be subject to interest at the rate of 1.5% per month, calculated daily from the relevant due date up to and including the date of receipt of payment by AsiaSat.

(b)  The Customer cannot withhold any payment of the Service Fees in the event of a dispute and shall pay the Service Fees in accordance with this Clause 4. AsiaSat shall refund any overpayments to the Customer if the dispute is resolved in the Customer's favour in accordance with Clause 17.3.

(c)  Any payments to be made on a prorated basis or in respect of interest under this Agreement shall be calculated on the basis of actual days elapsed and a three hundred and sixty five (365) day year.

5.  THE CUSTOMER'S GROUND STATIONS

5.1  Unless otherwise provided in this Agreement, AsiaSat's provision of the Digital Transmission Capacity under this Agreement does not include any ground based uplink, downlink or terrestrial transmission facilities or services of any nature and AsiaSat shall have no obligation whatsoever with regard to the obtaining of any authorities' licences or permits (governmental or otherwise) required in relation to, or to provide any uplink, downlink or terrestrial transmission facilities or services, other than the registration with the ITU of the frequencies used for the Satellite. AsiaSat shall, however, maintain telemetry, tracking and control in relation to the Satellite.

5.2  The Customer shall be obliged to ensure that the design and operation of the Customer's satellite ground stations and the Customer's utilisation of the Digital Transmission Capacity conform to the parameters laid out in the relevant Annex. AsiaSat shall not be liable for any failure to comply with any terms of this Agreement resulting directly or indirectly from the Customer's failure to comply with this Clause 5.2.

5.3  The Customer likewise agrees to qualify the Customer's satellite ground station for access to and use of the Satellite and/or Digital Transmission Capacity by, inter alia, supplying to AsiaSat the design and other information relating to the Customer's ground station required for such purpose and by conducting pre-operational qualification tests and by conducting pre- operational access procedures all according to the requirements laid out in Annexes 1 and 4 and other reasonable written requirements made by AsiaSat.

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6.   INTERRUPTION OF SERVICE

6.1  Interruptions which are not attributable to the negligence or default of the Customer, or to the matters described in Clause 6.3, will result in a refund of the Service Fees paid hereunder calculated in accordance with the provisions of Clause 6.4, with the refund of such Service Fees being paid by AsiaSat to the Customer by a separate payment within thirty (30) days ofreceipt of the next instalment of the Service Fees from the Customer and with a refund to be paid by AsiaSat within thirty (30) days from the end of the Interruption if no further instalments of the Service Fees are due.

6.2  The length of any Interruption shall be measured from the time and date AsiaSat is aware of the Interruption or is notified (such notice to be sent by facsimile or by telephone with facsimile confirmation within four (4) hours of the telephone call) of the Interruption by the Customer up to such time and date as AsiaSat determines to be when the Interruption has ended.

6.3  No refund in the Service Fees will be made if the Interruption is the result of, or attributable in whole or in part to:

(a)  Force majeure events which for the purpose of this Agreement shall include events of which the occurrence and consequences cannot reasonably be prevented or avoided, including but not limited to earthquake, typhoon, flood, fire, and other natural disasters, war, insurrections and other military actions, civil unrest, strikes and other labour actions, sun outages and other satellite or transponder interference; or

(b)  the failure or non-performance of the Customer's earth station or other facilities (other than facilities being provided by AsiaSat under this Agreement) regardless of who is operating or controlling the facilities; or

(c) the failure, malfunction or non-performance of the Customer's originating signals; or

(d)  the Maintenance Window Period.

6.4  A refund in the Service Fees provided for in Clause 6.1 shall be calculated according to the following formula:

(a)  Interruptions of 24 hours or less:

Length of Interruption	Refund
Less than 30 minutes	none
30 minutes up to but not exceeding 3 hours	10% of a day
3 hours up to but not exceeding 6 hours	20% of a day
6 hours up to but not exceeding 9 hours	40% of a day
9 hours up to but not exceeding 12 hours	60% of a day
12 hours up to but not exceeding 15 hours	80% of a day
15 hours up to 24 hours inclusive	One day

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The Service Fees for one day is calculated as the amount equal to 1/365th of the annual rate of the Service Fees then applicable.

Two or more Interruptions of 30 minutes or more, during any period up to but not exceeding three hours, shall be deemed to be a single Interruption.

(b) Interruption within a 24 hour period :

Notwithstanding the foregoing formula, no more than one full day's refund will be permitted for a continuous period of 24 hours.

(c) The above formula is based on Interruptions affecting the Digital Transmission Capacity in its entirety. For Interruptions affecting less than the full Digital Transmission Capacity, a refund of Service Fees under this Clause 6 will be prorated according to the proportion of the affected carrier(s)' bandwidth to the full Digital Transmission Capacity.

6.5  In the event that refundable Interruptions aggregate more than seventy two (72) hours, over a continuous period of ten (10) days or more than two hundred forty (240) hours over a continuous period of twenty (20) days, and the procedures set forth in Clauses 7.1 and 7.2 below have been exhausted, then the Parties may agree that the Digital Transmission Capacity has ceased to operate as Successfully Operating Capacity and in such event the rights of the Parties hereunder shall be governed by Clause 7.3.

7.  SERVICE DEGRADATION AND PROTECTION

7.1

(a) The Satellite incorporates Redundant Units. In the event that the Digital Transmission Capacity fails to be Successfully Operating Capacity, AsiaSat shall use reasonable endeavours to employ a Redundant Unit to restore the Digital Transmission Capacity as soon as it is technically feasible. Available Redundant Units shall be employed in the order of occurrence of operational transponder failures on the Satellite.

(b)  If there are insufficient Redundant Units available on the Satellite, Redundant Units will be allocated according to AsiaSat's sole discretion.

7.2

(a)   If all Redundant Units on the Satellites have been utilised to provide protection for other transponders on the Satellite, AsiaSat shall use reasonable endeavours to provide protection to the Customer's failed Digital Transmission Capacity, through transponders on the Satellite which are operational, and not reserved for other persons or otherwise unavailable and which conform to the performance parameters set out in Annex 3 (e.g. a Ku-Band transponder will be replaced by another Ku-Band transponder, and not by a C-Band transponder). Such protection will be made available as soon as it is technically feasible to do so, always provided that such protection is available. The order by which such transponders will be allocated between users of capacity on the Satellite, if one or more persons lose capacity at or about the same time, shall be determined by AsiaSat.

(b) If all Redundant Units have been used to provide protection to customers of AsiaSat and there are no other available or uncommitted operational transponders on the Satellite during the Service Period, AsiaSat shall have no obligation to provide any further backup or support to the Customer and the provisions of Clause 7.3 shall apply.

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7.3 If , following exhaustion of the procedures set forth in Clauses 7.1 and 7.2 above, and the Digital Transmission Capacity or the Substitute Digital Transmission Capacity do not meet the minimum performance parameters as set forth in Annex 3 or Annex 7:

(a)  if the Customer suffers no loss ofrevenue or other damage as a result, this Agreement shall continue unamended;

(b) if the Customer suffers any loss of revenue or other damage, the Customer may by notice in writing given to AsiaSat within seven (7) Business Days of receipt of AsiaSat's written notice that such Digital Transmission Capacity is operational (albeit in a reduced capacity) and available for use, request AsiaSat to continue this Agreement in respect of the Digital Transmission Capacity at reduced Service Fees, such reduction in the Service Fees to be agreed between AsiaSat and the Customer within seven (7) Business Days of such notice from the Customer being received by AsiaSat and failure to so agree would entitle either Party to terminate this Agreement; or

(c) if both Parties agree that the Digital Transmission Capacity or Substitute Digital Transmission Capacity is not capable of continued operation at reduced performance level, either Party shall have the right to terminate this Agreement.

7.4 In the event this Agreement is continued pursuant to Clause 7.3(a) or (b), the Schedule and the Annexes shall be amended so that the minimum operating specifications of the Digital Transmission Capacity shall be the specifications at which the Digital Transmission Capacity is then operating.

7.5

(a) AsiaSat will monitor the Customer's signals being transmitted from the Satellite ("Signals") for the purpose of alerting the Customer of any noticeable anomaly in the transmission of the Signals subject to the following:

(i)  the provision by the Customer of the necessary equipment (including without limitation integrated receiver decoder(s) and smart card(s)); and

(ii)  AsiaSat will use reasonable endeavours to alert the Customer of such anomaly but shall not be liable in any respect for failing to alert the Customer. Furthermore, AsiaSat shall not be liable for any loss or damage suffered by the Customer as a result of any such anomaly whatsoever, nor shall AsiaSat be responsible for the maintenance or failure of, or any damage to, the equipment so supplied to AsiaSat.

(b)  AsiaSat shall notify the Customer as soon as practicable of any matters with respect to the Service, the Digital Transmission Capacity or the Satellite which AsiaSat believes in its sole opinion may affect the Service, the Digital Transmission Capacity or the Satellite or which may materially reduce the projected life of the Digital Transmission Capacity or the Satellite.

(c) AsiaSat makes no warranty or representation, express or implied, that the Digital Transmission Capacity will operate or continue to operate as Successfully Operating Capacity, that the Service will remain available to the Customer throughout the Service Period, or that it will be fit for the Permitted Service or for any purpose of use by the Customer.

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8.  ASSIGNMENT AND DELEGATION

8.1 The Customer may not assign or sub-utilise any or all of its rights or delegate any or all of its obligations hereunder.

8.2  AsiaSat may assign its rights and interests under this Agreement and any or all sums payable, upon giving written notice of such assignment to the Customer.

8.3 Subject to Clause 8.1 and 8.2, this Agreement shall be binding on and shall inure to the benefit of any successors and permitted assignees of the Parties provided that no assignor shall relieve either Party of its obligations under this Agreement.

9.  COMPLIANCE WITH APPLICABLE LAWS

9.1

(a) Provided that the Customer is not otherwise in default under any provision of this Agreement, and save as otherwise expressly provided for in this Agreement, AsiaSat shall not interfere with the Customer's use of the Service in accordance with this Agreement.

(b) The Customer acknowledges that AsiaSat does not control the content transmitted via the Service. Therefore, the Customer shall have the sole responsibility for monitoring or controlling the content to ensure compliance with Applicable Laws.

9.2

(a)  The Customer will disclose, upon AsiaSat's request, in reasonable detail to AsiaSat the nature of the materials that the Customer is intending to broadcast and/or the services to be provided by the Customer through the use of the Service.

(b)  The Customer warrants and undertakes to AsiaSat that the material which it is intending to broadcast and/or the Permitted Service it is to provide does not and will not violate any Applicable Laws and/or Third Party Rights.

(c)  In the event:

(i)  of a violation of Applicable Laws, including without limitation laws relating to defamatory, obscene or pornographic materials, or Third Party Rights; or

(ii)  the Customer's broadcast and/or services using the Service puts AsiaSat's rights to operate the Satellite at the risk of being terminated, revoked, suspended or curtailed, or puts AsiaSat or any of its assets, officers or employees at the risk of being subject to criminal, civil or similar proceedings, as a result of non-compliance or contravention of international sanctions, or otherwise howsoever, then without limiting AsiaSat's rights to remedy the situation, upon AsiaSat's written request, the Customer shall promptly remedy the situation by whatever means including ceasing and desisting from using the Service if necessary.

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9.3

(a) In the event that AsiaSat has been served with or notified of government requirements or administrative acts or court orders which may be enforced against AsiaSat (all or each of which "an Order") to desist from permitting the broadcast of such material or the provision of the Permitted Service, AsiaSat shall be entitled to suspend the Customer's use of the Service. AsiaSat will however, unless otherwise required by Applicable Laws and/or by an Order, discuss in good faith with the Customer over a period not exceeding five (5) Business Days, the steps that may be taken to avoid the necessity for suspension before exercising its rights to suspend the Customer's use of the Service (but without prejudice to its rights of indemnity). If at the end of such five (5) Business Days, the Parties have not reached a compromise acceptable to AsiaSat, AsiaSat shall be entitled to exercise its rights of suspension forthwith.

(b) For the avoidance of doubt, the obligations of the Customer under this Agreemen,t including payment of the Service Fees, shall not be affected in any way during such period of suspension, and AsiaSat shall not be responsible to the Customer for any direct, indirect, consequential or other damages whatsoever as a consequence of such suspension.

10. INSURANCES

AsiaSat and the Customer shall co-operate in the provision of information to each other to enable each Party to place insurances in relation to their respective interests in the Service.

11. TERMINATION AND THE EFFECTS OF TERMINATION

11.1  The following are Satellite-related termination events provided there is no digital transmission capacity available on a Replacement Satellite to provide the Service pursuant to Clause 3:

(a)  the retirement by AsiaSat of the Satellite from operation in order to comply with the order of any public authority exercising jurisdiction over the Satellite or AsiaSat in accordance with any Applicable Laws; or

(b) in AsiaSat's discretion, the retirement by AsiaSat of the Satellite from operation as a result of technical reasons, including without limitation a failure of a significant percentage of transponders on the Satellite to operate as Successfully Operating Capacity; or

(c)  the destruction or loss of the Satellite either at launch or at any time thereafter; or

(d)  the expiration of the operational life of the Satellite.

11.2  AsiaSat may take appropriate actions, including termination of this Agreement if m the determination by AsiaSat the Service is not technically suitable for continued operation, or usage of the Service for the Permitted Service or otherwise, may adversely affect AsiaSat's ability to coordinate the Satellite or may potentially or actually, be technically harmful to other customers on, or other customers' use of, the Satellite or to the users of other satellites.

11.3  In the event that this Agreement is terminated pursuant to Clause 3.6(a), Clause 7.3(b) or Clause 7.3(c), or under any of the events listed in Clause 11.1 or Clause 11.2 (only if the termination is not attributable to the Customer), the termination of the obligation to pay the Service Fees and the right to a refund of any unapplied Service Fees shall be the Customer's sole remedies for the termination of this Agreement. AsiaSat shall, subject to any claims by AsiaSat against the Customer hereunder or under any other agreement, refund to the Customer that prorated portion of the Service Fees paid in respect of any period after the effective date of such termination and subject thereto, AsiaSat shall have no obligations to the Customer whatsoever, and the provisions of Clause 12 shall apply (for the avoidance of doubt).

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11.4 (a) In the event that the Customer:-

(i)  fails to pay any instalment of the Service Fees, or any other payment to be made to AsiaSat hereunder, on the relevant due date, and fails to remedy such default pursuant to a written notice from AsiaSat requiring remedy of the default (the "Default Notice") within five (5) Business Days of receipt of the same; or

(ii)  is otherwise in material default of any of its obligations under this Agreement (including without limitation the representations and warranties in Clause 14) and the Customer has not remedied such default within fourteen (14) Business Days of receipt of the Default Notice, provided that in respect of any default under Clause 9.2(c), if such default is not remedied forthwith upon receipt by the Customer of the Default Notice; or

(iii)  is in material default of its obligations under other transponder or service agreements signed with AsiaSat and fails to remedy the same in accordance with the terms therein and upon receipt of a Default Notice; or

(iv)  fails to maintain its ground station facilities m accordance with the requirement of Clause 5 such that in the reasonable opinion of AsiaSat such failure may interfere with or cause damage to any of AsiaSat's satellites or the services provided by AsiaSat to other users of AsiaSat's satellites, and fails to remedy such default forthwith upon receipt of the Default Notice; or

(v)  makes a general assignment for the benefit of its creditors, or shall be adjudicated as bankrupt or insolvent, or shall voluntarily or otherwise file a petition for its dissolution or winding up or pass a resolution to effectuate the same, all of which (unless for the purposes of a solvent reconstruction) shall be deemed as a default of the Customer for the purpose of this Clause 1l.4(a) upon receipt of the Default Notice by the Customer in respect thereof;

AsiaSat shall be entitled to suspend the Customer's use of the Service in any manner (including partially or temporarily) until the Customer remedies the default. In the event that the Customer fails to remedy the default to the satisfaction of AsiaSat after a period of twenty (20) Business Days of receipt of the Default Notice (whether the Service was suspended or not), AsiaSat shall be entitled to treat such failure as a repudiation of this Agreement and by notice in writing given to the Customer shall be entitled to terminate the Customer's use of the Service immediately and to recover from the Customer the default payment (the "Default Payment") calculated as follows :

where     X = Default Payment; and

                X = A + B - C

where     A = All Service Fees and/or other payments which are then due but unpaid by the Customer.

B                     As a liquidated sum, the aggregate of all Service Fees starting from the next instalment due date after the acceptance of the repudiation until the end of the Service Period, discounted for present value at a rate of 5% per annum.

C                     Any paid but unapplied portion of the Deposit and/or Service Fees.

(b) Notwithstanding the above, if it is apparent that the Customer is unable or unwilling to remedy such default, then AsiaSat shall be entitled to treat such inability or unwillingness as a repudiation of this Agreement and by notice in writing given to the Customer shall be entitled to terminate the Customer's use of the Service without the suspension and to recover from the Customer the Default Payment.

(c) For the avoidance of doubt, the obligations of the Customer under this Agreement, including payment of the Service Fees, shall not be affected in any way during such period of suspension, and AsiaSat shall not be responsible to the Customer for any direct, indirect, consequential or other damages whatsoever as a consequence of such suspension.

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11.5 In the event of any termination of this Agreement pursuant to Clause 11.4 and provided that the Customer has paid to AsiaSat the Default Payment due, AsiaSat shall use all commercially reasonable efforts to re-market the Digital Transmission Capacity, but shall have no obligation to do so in priority to other capacity on AsiaSat's satellites or for fees lower than that payable by the Customer (unless the Customer pays for the difference). In the event that AsiaSat subsequently receives any fees under an agreement to provide service to a new customer via the Digital Transmission Capacity before the end of the Service Period, AsiaSat shall remit to the Customer as a refund of the Default Payment any such fees (other than refundable amounts, including but not limited to deposits) it receives before the end of the Service Period, less all reasonable expenses and costs incurred by AsiaSat in obtaining agreement with such new customer, and in any case not exceeding the amount of the Default Payment paid by the Customer for the relevant Service.

12.  LIMITATION OF LIABILITY

12.1 The Customer acknowledges the inherent risks in launching, operating and providing satellite services and agrees that the Customer's sole relief or remedies, whether in the event of the failure of AsiaSat to provide the Service or Digital Transmission Capacity or the failure of the Service or the Digital Transmission Capacity or otherwise howsoever, shall be the termination of this Agreement in accordance with the terms hereof and the termination of the Customer's obligation to pay the Service Fees as provided herein, and as appropriate, the right to a refund of any advance payments where expressly provided for in this Agreement.

12.2  Save as provided herein and without limiting AsiaSat's indemnification rights under Clause 13 hereof, in no event whatsoever shall either Party be liable to the other for any direct, indirect, consequential, contingen,t incidental or special damages or compensation whatsoever as a consequence of any failure to perform its obligations hereunder.

13.  INDEMNIFICATION

The Customer shall indemnify and hold harmless AsiaSat from and against any liability, loss, claim. or damage, including reasonable professional fees incurred as a result of or arising out of any claim brought by a third party against AsiaSat and caused by the Customer's use of the Service, including without limitation in connection with or resulting from the provision and/or the content of the Permitted Services by the Customer which causes any breach of Applicable Laws or Third Party Rights.

14.  REPRESENTATIONS AND WARRANTIES AND CONDITIONS

Each Party represents and warrants to the other that:

(a)  it is a body corporate organized and existing under the laws of the state specified in the Party's registered address on the Execution Page;

(b) all consents, licences and authorizations from all governmental and other authorities necessary for the performance by it of its obligations hereunder have been or will, by the time required therefor, be obtained and are or will be in full force and effect throughout the Service Period, and the Customer represents and warrants to AsiaSat that the Permitted Service or the use of the Service is not and will not be in contravention of any international sanctions;

(c) all corporate or similar authorities for the approval and valid execution and performance of this Agreement have been obtained and this Agreement comprises valid, effective and legally binding obligations on it; and

(d) there is no outstanding judgment and, to the best of its knowledge, no threatened or pending litigation or proceedings against it that would have a material adverse effect on the performance of its obligations under this Agreement.

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15. CONFIDENTIALITY

15.1 Each Party agrees that except as provided for in Clause 15.2 it will not disclose (by itself or through any employee or officer) the contents of this Agreement or any of the documents referred to in this Agreement to any other person whatsoever, other than as may be required for the enforcement of the provisions of this Agreement or with the consent of the other Party.

15.2 Each Party shall be entitled, to the extent reasonably necessary, and subject to any such disclosure being accurate, to disclose the terms of this Agreement:

(a)  to any potential sub-users, assignees (if permitted), successors-in-intere, stfinanciers, investors, partners, program suppliers and their technical, financial and/or professional advisers; and/or

(b)  to their legal advisers; and/or

(c)  as required by law, or as may be required by or to enable the Parties to make disclosure to its shareholders or any regulatory, administrative or governmental body or office or other organization, including but without limitation the Hong Kong Stock Exchange; provided that before making disclosure under Clause 15.2(a), the Party making the disclosure shall obtain from the person to whom disclosure is to be made a confidentiality undertaking in favour of itself and the other Party to this Agreement in terms similar to this Clause 15.

15.3 The provisions of this Clause 15 shall not apply with respect to information which is in the public domain other than information placed in the public domain as a result of a breach of the confidentiality obligation by a Party hereto.

16. NOTICES

16.1  Unless otherwise indicated, any notice required or to be provided under this Agreement shall be in writing and may be served personally, by mail or by facsimile to the respective contact person, notice address and facsimile number of each Party set out on the Execution Page and the Particulars. Such notice shall be deemed effective in the case of a letter when served personally or seven (7) days after it has been mailed by registered post and in the case of a facsimile at the time of despatch with confirmation of transmission.

16.2     The Parties may at any time change their notice address and contact details, by providing written notification of such change to the other.

17. GOVERNING LAW, WAIVER OF IMMUNITY AND DISPUTE RESOLUTION

17.1 This Agreement and the rights and responsibilities of the Parties hereunder shall be subject to, and be construed in accordance with the laws of Hong Kong.

17.2 The Parties acknowledge that this Agreement is commercial in nature and each Party, to the extent applicable, expressly and irrevocably waives any claim or right in which it may have to immunity, including without limitation sovereign immunity or in relation to act of state or otherwise, for itself, or with respect to any of its assets in connection with any suit or proceedings brought to enforce this Agreement.

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17.3

(a)  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause.

(b) The appointing authority shall be Hong Kong International Arbitration Centre (HKIAC).

(c)  The place of arbitration shall be in Hong Kong at HKIAC.

(d)  There shall only be one arbitrator.

(e)  The language to be used in the arbitration proceedings shall be English.

(f)  The Parties hereto agree the arbitral award may be enforced against the Parties to the arbitration proceedings or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

18. TRADEMARK AND MARKETING

18.1 The Customer agrees to allow AsiaSat to use its trademark and logo, free of charge, throughout the Service Period for the purpose of indicating in any document, advertising or communication made by a party that the Customer's service is transmitted by the Satellite.

18.2 AsiaSat may install a hyperlink on its webpage to the Customer's webpage, if any, throughout the Service Period.

19. FULL AGREEMENT

This Agreement and the documents contemplated hereby constitute the full understanding and agreement of the Parties concerning the subject matter hereof, and any prior oral or written agreements and understanding of the Parties concerning the subject matter of this Agreement are hereby superseded and terminated.

20. AMENDMENT

The terms and conditions of this Agreement shall not be varied except by mutual agreement of the Parties in writing unless expressly provided for otherwise herein.

21. RELATIONSHIP OF THE PARTIES

Nothing herein shall establish any partnership or agency relationship between or among the Customer and AsiaSat, neither of whom shall have the authority, either express or implied, to make any commitment or representation on behalf of the other.

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22. EXPENSES

Each Party shall bear its own expenses in connection with the preparation and performance of this Agreement.

23. ENGLISH LANGUAGE

All correspondence and notices under this Agreement shall be given, and all dispute resolution shall be conducted, in the English language.

24. WAIVER

No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party. No omission or delay on the part of any Party hereto in exercising any rights, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. No act or course of conduct or negotiation on a Party's part or on its behalf will in any way preclude such Party from exercising any of that Party's rights hereunder or constitute a suspension or any amendment of any such right.

25. SEVERABILITY

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

26. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

27. TIME OF THE ESSENCE

Time is of the essence in the performance of all of the obligations of the Customer under this Agreement, subject to grace periods expressly provided for herein.

28. EFFECTIVE DATE

This Agreement shall come into full force and effect, subject to fulfillment of any conditions precedent, on the date of this Agreement.

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V.     Schedule 1AsiaSat 7

Digital Retransmission Services:

1. AsiaSat shall provide Ku-Band RF uplink and downlink service in according with the following:

(a) Downlinking of the Customer's earners from the AsiaSat 7 Satellite Ku-Band located at 105.5E.

(b) Uplinking one carrier (maximum 54MHz) to the AsiaSat 7 Satellite Ku-Band located at 105.5E.

(c) Antenna size: 6.3m or larger.

2. AsiaSat shall provide Ka-Band RF uplink and downlink service in according with the following:

(a) Downlinking of the Customer's earners from the AsiaSat 7 Satellite Ka-Band located at 105.5E.

(b) Uplinking one carrier (maximum 20.4MHz) to the AsiaSat 7 Satellite Ka-Band located at 105.5E.

(c) Antenna size and HPA size: 4.8m and 250W TWT.

(d) The RF uplink and downlink service on Ka-Band has no HPA and LNB redundancy from day one. It will take 5 hours to replace any failed HPA or LNB and the Service will be interrupted during such replacement, at no refund or compensation to the Customer. AsiaSat shall take 6 months to improve the redundancy network of the Ka-band RF uplink and downlink as to reduce the service restoration lead time.

3. For the digital retransmission services in both Ku-Band and Ka-Band (as stated in paragraphs 1 and 2 above), the interface is in L-band between:

(a) AsiaSat's downlink facility or AsiaSat's RF uplink facility and

(b) the Customer Equipment at AsiaSat's Tai Po Earth Station.

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4. AsiaSat's facilities are as follows:

(a) Power Stability: AsiaSat's Tai Po Earth Station is built with dual UPS system and strong lightning protection system to protect critical equipment in the Earth Station from air strikes via the antenna, air coupled via cross site cables and ground coupled via the CLP Power Hong Kong Limited power systems. The Earth Station is also built with power generator to provide electricity to the site in case of critical power failure from CLP Power Hong Kong Limited power systems.

(b) Air-Conditioning (A/C) information in RF Equipment Room:

•         Total cooling capacity per unit : 65KW

•         Air flow rate per unit: 13770m3/h

•         Total number of A/C units: 6 units

•         A/C configuration : 4 + 2 (4 active and 2 standby)

5. The Customer is responsible for arranging internet connectivity with the Customer Equipment at AsiaSat's Tai Po Earth Station, in cooperation with AsiaSat.

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VI. Annexes

Annex 1

Transmit Earth Station Mandatory Requirements

(as set out fully at the following website link: http://www.asiasat.com/eng/engineering/annexe.shtml The user ID and password for accessing the website are: asiasat and asannex respectively.)

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Annex2

C-Band Satellite Performance Parameters

[Not Applicable]

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Annex3

ASIASAT7

Annex A7/3 - Ku-Band Satellite Performance Parameters

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Annex3

ASIASAT 8

Annex A8/3 - Ku-Band Satellite Performance Parameters

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Annex4

Earth Station Qualifications and Activation (as set out fully at the following website link:

http://www.asiasat.com/eng/engineering/annexe.shtml The user ID and password for accessing the website are: asiasat and asannex respectively.)

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Annex5

ASIASAT7

Annex A7/5 - Ku-Band- Customer-Specfiic Parameters

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Annex5

ASIASAT7

Annex A7/5 - Ka-Band- Customer-Specific Parameters

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Annex5

ASIASAT 8

Annex A8/5 - Ku-Band- Customer-Specfiic Parameters

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Annex5

ASIASAT 8

Annex A8/5 - Ka-Band- Customer-Specific Parameters

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Annex7

ASIASAT7

Annex A7/7 - Ka-Band Satellite Performance Parameters

37

CONFIDENTIAL

Annex7

ASIASAT 8

Annex A8/7 - Ka-Band Satellite Performance Parameters

38